Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation to Close Two North American Manufacturing Facilities
BROOMFIELD, Colo., Oct. 12, 2006—Ball Corporation [NYSE:BLL] announced today that by the end of the year it will close two manufacturing facilities in North America as part of the realignment of the company’s Metal Food & Household Products, Americas, segment following the acquisition earlier this year of U.S. Can Corporation.
Ball will close a leased facility in Alliance, Ohio, which was one of 10 manufacturing locations in the U.S. acquired from U.S. Can. The plant manufactures plastic pails, primarily for paints and chemicals. Equipment in the facility will be relocated to other Ball plants in Ohio and Georgia.
Ball’s Canadian subsidiary will close a metal food can manufacturing plant in Burlington, Ont., which was part of Ball’s metal food can operations prior to the acquisition. The facility produces three-piece steel food can bodies and ends, and does metal cutting and coating. Some equipment from the plant will be relocated to other Ball facilities and the rest will be sold or scrapped.
The closure of the Alliance plant will be treated as an opening balance sheet item related to the U.S. Can acquisition. Ball will record a fourth quarter after-tax charge of approximately $25 million related to equipment disposal and the Burlington closure.
John A. Friedery, senior vice president and chief operating officer, Ball Packaging Products, Americas, said the Alliance and Burlington closure costs will be cash flow neutral after tax benefits and proceeds from the sale of fixed assets and will reduce operating costs by $8 million annually commencing in 2007.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“The opportunity to consolidate manufacturing operations into fewer facilities is critical to us realizing the synergies we knew were achievable following the acquisition,” Friedery said. “We are carefully studying our entire manufacturing structure and expect there will be other opportunities to improve efficiencies by further realigning production capacities. We anticipate work on our realignment plan to be completed during the fourth quarter, with implementation continuing in 2007.”
Friedery said employees at the facilities being closed will be paid severance and offered transition services. The Alliance plant has approximately 40 employees and the Burlington plant has approximately 300 employees.
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball reported 2005 sales of $5.8 billion and employs 15,600 people.

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021